UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2014

Talmer Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-36308 (Commission File Number)	61-1511150 (IRS Employer Identification No.)

2301 West Big Beaver Rd., Suite 525 Troy, Michigan (Address of principal executive offices)	48084 (Zip Code)

(248) 498-2802

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2014, Wilbur L. Ross, Jr. resigned as a director of Talmer Bancorp, Inc. (the “Company”) and its subsidiary, Talmer Bank and Trust (the “Bank”).   Mr. Ross resigned from the Company’s and the Bank’s Boards of Directors following his recent appointment to serve as Vice Chairman of Bank of Cyprus, as a result of new regulatory restrictions in the European Union which limit the number of directorships a bank officer may hold.  Mr. Ross’ decision did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. Ross served as the director representative for WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. (the “WL Ross Funds”) under the Stock Subscription Agreement entered into between the Company and the WL Ross Funds dated March 29, 2010, as amended (the “Subscription Agreement”), which provides the WL Ross Funds the right to designate one representative to the Company’s and Bank’s Boards of Directors.  The Company’s Board of Directors is scheduled to meet in December 2014 to address the vacancy resulting from Mr. Ross’ resignation.  Pursuant to the Subscription Agreement, the WL Ross Funds intend to designate Denny Kim as their new director representative at that time.  Mr. Kim is a Vice President at WL Ross & Co. LLC and has worked closely with our team since the WL Ross Funds’ initial investment in the Company.

A press release regarding Mr. Ross’ resignation is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01  Other Events.

Under the Subscription Agreement, the WL Ross Funds also have the right to appoint one non-voting observer to attend all meetings of the Company’s and the Bank’s Boards of Directors. Following Mr. Ross’ resignation from the Company’s and the Bank’s Boards of Directors, the WL Ross Funds appointed Mr. Ross to serve as the non-voting observer.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Exhibit
99.1	Talmer Bancorp, Inc. Press Release dated November 21, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALMER BANCORP, INC.

Dated: November 21, 2014	By:	/s/ David T. Provost
David T. Provost
Chief Executive Officer